FIFTH AMENDMENT TO
FORUM FUNDS II DISTRIBUTION AGREEMENT

This Fifth Amendment (the "Amendment") to the Forum Funds II Distribution Agreement (the "Agreement") dated as of June 27, 2013, as amended from time to time, by and between Forum Funds II, a Delaware statutory trust (the "Trust") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor") is entered into as of Oct 27, 2014 (the "Effective Date").

WHEREAS, the Trust and Distributor desire to update Exhibit A of the Agreement to reflect the addition of The BDC Income Fund; and

WHEREAS, pursuant to Section 16 of the Agreement all amendments are required to be in writing and signed by the parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II. Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III. All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

FORUM FUNDS II	FORESIDE FUND SERVICES, LLC

By: /s/ Karen Shaw Print Name: Karen Shaw Title: Treasurer	By: /s/ Mark Fairbanks Mark Fairbanks, President

Appendix A

EXHIBIT A

Phocas Real Estate Fund
Baywood SKBA ValuePlus Fund
CVR Dynamic Allocation Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Gurtin National Municipal Value Fund
Gurtin California Municipal Value Fund
The BDC Income Fund